Wachovia Bank, NA
One Wachovia Center, 301 South College Street
Charlotte, North Carolina 28288

March 15, 2010

CONFIDENTIAL

Golub Capital BDC LLC
551 Madison Ave, 6th Floor
New York, NY 10022

Attention: David Golub

Re:	Commitment Letter relating to the proposed $175,000,000 Senior Secured Revolving Credit Facility

Financing. Golub Capital BDC LLC (“you,” “Company,” or “Golub BDC”) has advised Wachovia Bank, N.A., including its successors and assignees, (“WB”, “Wachovia,” “we” or “us”) that the Company would like for us to structure, arrange and commit to a $175,000,000 senior secured revolving financing for a direct or indirect, wholly-owned, special purpose Subsidiary of Golub BDC. The financing we propose (“Financing”) is described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), and consists of a Senior Secured Revolving Credit Facility in the principal amount of $175,000,000 as described in the Term Sheet (the “Secured Credit Facility”). Unless otherwise defined herein, all terms used herein which are defined in the Term Sheet will have the meanings when used therein as so defined.

Commitment. Subject to the terms and conditions of this letter, Wachovia is pleased to commit to provide a Financing in the principal amount of $175,000,000 upon the terms and Subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Term Sheet. Any portion of the foregoing commitments which are not included as commitments under the Secured Credit Facility upon the initial execution and delivery of the Transaction Documentation (as defined in the Term Sheet) shall terminate at Closing (as defined below) unless terminated earlier as provided in this Commitment Letter. The attached Term Sheet shall supersede and replace all previous term sheets.

Wachovia will act as Lead Arranger & Administrative Agent for the Secured Credit Facility. You also acknowledge and agree that the services of and titles awarded to Wachovia will be on an exclusive basis during the term of this Commitment Letter.

This Commitment Letter is not meant to be and therefore, shall not be construed as, an attempt to define all the terms and conditions for the Secured Credit Facility. The parties hereto acknowledge and agree that neither this Commitment Letter nor the Term Sheet includes all of the conditions, business and financial covenants, representations, warranties, defaults, definitions and other terms which are to govern the Secured Credit Facility, some of which must still be developed and agreed upon. The final terms, conditions and provisions which will govern the Secured Credit Facility shall be set forth in the Transaction Documentation agreed to by Golub BDC and Wachovia.

Conditions to Commitment. Our commitment is conditioned on (a) no material adverse change occurring in the business, assets, financial condition (including, but not limited to, the ability of Golub BDC and its subsidiaries, on a consolidated basis, to operate in accordance with the financial projections and to comply with the financial covenants in the Term Sheet), or performance of Golub BDC and its subsidiaries, on a consolidated basis, since the date of the latest financial statements provided to us, (b) satisfaction of reasonable and customary conditions to be set forth in the Transaction Documentation, including but not limited to, those conditions outlined in the Term Sheet (which may be amended as mutually agreed in the Transaction Documentation), (c) no litigation or other action being pending or threatened seeking an injunction, damages or other relief, in each case, relating to the Financing, (d) no material adverse change or market disruption after the date of this Commitment Letter in the financial, banking, commercial loan or capital markets generally and (e) Golub BDC successfully raising at least $100 million in proceeds through an initial public offering.

Our commitment to provide the Secured Credit Facility is also conditioned on the negotiation of Transaction Documentation which is substantially consistent with the Term Sheet and acceptable to you, us, and respective counsel, not later than June 15, 2010. If such Transaction Documentation is not entered into and delivered on or prior to such date, our commitments and obligations hereunder shall terminate on such date unless such date is mutually extended.

Indemnification and Expenses. YOU AGREE TO INDEMNIFY AND HOLD HARMLESS US AND OUR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS AND AFFILIATES (EACH, AN “INDEMNIFIED PERSON”) FROM AND AGAINST ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND EXPENSES WHICH MAY BE INCURRED BY OR ASSERTED AGAINST AN INDEMNIFIED PERSON IN CONNECTION WITH OR ARISING OUT OF THIS COMMITMENT LETTER, THE TERM SHEET, THE FINANCING, THE USE OF THE PROCEEDS THEREOF, OR ANY RELATED TRANSACTION, REGARDLESS OF WHETHER THE INDEMNIFIED PERSON IS A PARTY THERETO, AND TO REIMBURSE EACH INDEMNIFIED PERSON ON DEMAND FOR ALL LEGAL AND OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING OR DEFENDING ANY OF THE FOREGOING (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE INDEMNIFIED PERSON), PROVIDED THAT THIS INDEMNITY WILL NOT, AS TO ANY INDEMNIFIED PERSON, APPLY TO LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES WHICH HAVE BEEN FOUND BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE ARISEN FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SUCH INDEMNIFIED PERSON. NO PARTY HERETO WILL BE LIABLE TO ANY OTHER PARTY HERETO FOR INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO ANY SUCH MATTERS.

YOU ALSO AGREE TO PAY ALL OF OUR REASONABLE EXPENSES INCURRED IN CONNECTION WITH PREPARING, NEGOTIATING AND ENFORCING THIS COMMITMENT LETTER, THE TERM SHEET AND THE TRANSACTION DOCUMENTATION, CONDUCTING THE DUE DILIGENCE REVIEWS, INCLUDING BUT NOT LIMITED TO REASONABLE FEES AND EXPENSES OF OUR OUTSIDE COUNSEL, CONSULTANTS AND OTHER EXPERTS.

Confidentiality. Golub BDC agrees not to disclose this Commitment Letter or the Term Sheet or any of their respective terms, directly or indirectly, to any entity or person other than (a) Golub BDC and its investment advisor, and their respective directors, managers, employees, affiliates, officers, agents and advisors who are involved in the Secured Credit Facility, or related transactions and agree not to disclose the same, (b) potential equity providers, or (c) as may be required by law, regulation or under a Securities and Exchange Commission rule (including, without limitation, Regulation S-K and Forms 8-K and 10-Q), in each case as determined in the sole discretion by counsel to Golub BDC. In any case, Golub BDC hereby informs Wachovia, and Wachovia hereby acknowledges, that upon execution Golub BDC will disclose this Commitment Letter and the Term Sheet under clause (c) above. The Company shall be considered to have complied with its obligations under this paragraph if it has exercised the same degree of care to maintain the confidentiality of the information protected hereby as the Company would accord to its own confidential information (but in any event no less than a reasonable standard).

At the request of Wachovia, or other prospective lenders under the Secured Credit Facility, Golub BDC may provide non-public information relating to Golub BDC or its subsidiaries (“Confidential Information”). Other than as otherwise provided herein, Wachovia shall not disclose any Confidential Information to any person or entity other than (a) its respective directors, officers, affiliates, agents and advisors who are involved in the Secured Credit Facility and who are informed of the confidential nature of such Confidential Information, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any prospective lender under the Secured Credit Facility (it being understood that the persons or entity to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and will agree to keep such Confidential Information confidential on substantially the same terms set forth herein), (e) to the extent such Confidential Information (i) is or becomes publicly available other than as a result of a breach of this paragraph, (ii) becomes available to us or any of our affiliates on a nonconfidential basis from a source other than Golub BDC or any of its affiliates, (iii) was already in our or the prospective lenders’s files or otherwise known to us or a prospective lender, in each case, on a nonconfidential basis prior to being furnished by Golub BDC or any of its affiliates, and (iv) is developed by us or a prospective lender without reliance on any other information that is protected by this paragraph. Wachovia shall be permitted to use information related to the syndication and arrangement of the Secured Credit Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations and Golub BDC’s written consent. Wachovia acknowledges that (1) the Confidential Information may include material non-public information concerning Golub BDC or any of its subsidiaries or affiliates, or the securities of Golub BDCC or any of its subsidiaries or affiliates, (2) it has developed compliance procedures regarding the use of material non-public information, (3) it will handle such Confidential Information in accordance with applicable law, including federal and state securities laws and (4) the United States securities laws prohibit any person who has received material non-public information concerning Golub BDC or its subsidiaries or affiliates from purchasing or selling securities of or related to Golub BDC or its subsidiaries or affiliates or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. This Commitment Letter is for the benefit of the parties hereto only and may not be relied upon by, and does not create any rights in favor of, any other person or entity, including those who are authorized to receive copies hereof. Wachovia and any prospective lender shall be considered to have complied with its obligations under this paragraph if it has exercised the same degree of care to maintain the confidentiality of the information protected hereby as Wachovia or any prospective lender would accord to its own confidential information (but in any event no less than a reasonable standard).

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Commitment Letter shall (a) restrict us from providing information to any bank or other regulatory or governmental authorities, including the Board of Governors of the Federal Reserve System (the “Board”) and its supervisory staff; (b) require or permit us or any prospective lender to disclose to Golub BDC that any information will be or was provided to the Board or any of its supervisory staff; or (c) require or permit us or any prospective lender to inform Golub BDC of a current or upcoming Board examination or any nonpublic Board supervisory initiative or action.

General. Your obligations under Indemnification and Expenses above will be superseded at the Closing by the corresponding provisions in the Transaction Documentation but will survive any other termination or expiration of this Commitment Letter. Your obligation under Confidentiality above shall survive the Closing and any other expiration or termination of this Commitment Letter. Our obligations under Confidentiality above will be superseded at the Closing by the corresponding provisions in the Transaction Documentation but will survive any other termination or expiration of this Commitment Letter. Except as provided in this paragraph, this Commitment Letter shall automatically terminate on the earlier of (a) the Closing Date and (b) June 15, 2010.

This Commitment Letter may be executed in counterparts, all of which when taken together shall constitute one and the same agreement. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York.

THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER.

[SIGNATURE PAGE TO FOLLOW]

We look forward to working with you on this transaction.

Very truly yours,

WACHOVIA BANK, N.A.

By:	/s/ Mary Katherine DuBose
Mary Katherine DuBose
Managing Director

AGREED AND ACCEPTED
As of the date first written above

GOLUB CAPITAL BDC LLC

By:	/s/ David Golub
Name:	David Golub
Title:	CEO

Wachovia Bank, N.A.
Summary of Principal Terms and Conditions
[$175,000,000] SPV Secured Revolving Credit Facility
February 2, 2010

This indicative summary of terms is prepared by Wells Fargo Securities, LLC (“WFS”). The terms herein represent a summary of the proposed transaction for discussion purposes only, and are not intended to define or describe all of the terms and conditions of the transaction described. Where discrepancies between this summary and any final documentation exist, the final documentation shall govern.

This summary does not represent a commitment or agreement from WFS, Wells Fargo Corporation and Wachovia Bank, National Association or any other person. A commitment, if issued, will be subject, among other things, to completion by WFS of satisfactory due diligence, definitive documentation and receipt of all required credit approvals.

The USA PATRIOT Act is a Federal law enacted to help fight the funding of terrorism and money laundering activities, and requires each U.S. financial institution, including Wachovia Bank, to verify and record information identifying each person or entity that opens an account or establishes a customer relationship with the U.S. financial institution. In order to comply with the requirements of the USA PATRIOT Act, Wachovia Bank is required to request each entity entering into a customer relationship with it to provide its name, address and other identification information. This information will be used to verify the identity of such entity. Wachovia Bank may, in its discretion, ask for additional information or documentation. If all required documentation or information is not provided, Wachovia Bank may be unable to consummate any transaction with respect to the securities described herein.

Wells Fargo Securities, LLC is the trade name for the corporate and investment banking services of Wells Fargo Corporation and its subsidiaries. Debt and equity underwriting, trading, research and sales, loan syndications agent services, and corporate finance and M&A advisory services are offered by WFS, member FINRA, NYSE and SIPC. Mezzanine capital, private equity, municipal securities trading and sales, cash management, credit, international, leasing and risk management products and services are offered by various non-broker dealer subsidiaries of Wells Fargo Corporation.

Part I: Overview

The Transactions:
Wachovia Bank, N.A. (“Wachovia”) in the capacity of Lender (defined below) proposes to enter into a secured revolving credit facility (the “Transaction”) with [Golub TB Entity], as the Borrower (defined below) under the terms further described in this Summary. The Borrower will own a portfolio of Eligible Loan Assets (as such term is defined below) held at the Custodian for the benefit of Lender, as such portfolio may be constituted from time to time giving effect to additional transfers and removals of Eligible Loan Assets as permitted and consented to by the Lender pursuant to the terms of the Transaction Documentation. The Transaction will be documented as a Rule 3a-7 deal.

Part II: Transaction Participants

Lender:	Wachovia or its permitted assignees (the “Lender”).

Agent:	Wells Fargo Securities, LLC or its permitted assignees (the “Agent”).

Borrower:
[Golub TBD Entity] (the “Borrower”), a newly formed, bankruptcy-remote Delaware limited liability company. [Golub TBD Entity] (the “Equityholder”) will own the entire equity interest in the Borrower, with such equity holdings to be evidenced by membership interests.

The Borrower’s scope of business will be limited to: (i) the acquisition, ownership and management of the Portfolio Assets (as defined below); (ii) the sale of Eligible Loan Assets as and when permitted under the Facility (as defined below); (iii) entering into and performing under the Transaction Documentation; and (iv) business incidental to such activities. As used herein, “Portfolio Assets” are the assets of the Borrower comprising the Collateral Portfolio.

Seller:	[Golub Capital TBD Entity]

Custodian/Trustee:	[ ], acting as custodian and trustee (in such capacity, the “Custodian”) for the benefit of the Lender.

Custodian will agree to process and distribute all collections and other amounts and proceeds in respect of the Portfolio Assets through the Collection Account as described herein.

Collateral Manager:
[GC Advisors LLC] (in such capacity, the “Collateral Manager”), in consideration of the Collateral Management Fee, subject to replacement following the occurrence of a Collateral Manager Termination Event as described below.

Part III: Facility Structure

Facility/Financing:
Pursuant to the terms of a certain secured revolving credit facility agreement (the “Facility Agreement”), the Lender shall establish a secured revolving credit facility (the “Facility”), which shall provide for loans (the “Advances”) in an aggregate principal amount not exceeding the Maximum Facility Amount (as defined below). The proceeds of the Advances will be used to finance the Borrower’s purchase of Eligible Loan Assets from the Seller or directly from third parties meeting the Eligibility Criteria described on Exhibits A attached hereto (any, an “Eligible Loan Asset” and collectively, the Borrower’s “Collateral Portfolio”). All purchases will be made with representations and warranties by the Collateral Manager and purchases from the Sellers shall be done on a “true sale” basis.

During the Reinvestment Period, the Facility shall be revolving in nature and accordingly Advances prepaid or repaid (e.g., due to the repayment, redemption or permitted sale of an Eligible Loan Asset) may be re-borrowed to finance the acquisition of other Eligible Loan Assets. The “Reinvestment Period” shall commence on the Closing Date and end on the earliest to occur of (i) the third (3rd) anniversary from the Closing Date, (ii) an Event of Default occurs, or (iii) the voluntary termination of the Facility by the Borrower. After the Reinvestment Period, all Principal Collections shall be used to repay the outstanding Advances until paid in full.

During the term of the Transaction, the Borrower will not be permitted to grant a security interest in, or otherwise transfer, assign or encumber, all or any portion of its interests in the Portfolio Assets, except in accordance with this Term Sheet and the Facility Agreement.

Maximum Facility Amount:	[$175,000,000]; provided, however, after the Reinvestment Period, the Maximum Facility Amount shall equal the Advances outstanding.

Closing Date:	[TBD] (the “Closing Date”).

Business Day:	Any day other than Saturday, Sunday or any other day on which banks in New York, New York or London, England are required or authorized to be closed.

Applicable Percentage:	65% for first lien loans and 50-65% for uni-tranche loans as assigned by the Lender in its sole discretion.

Interest Rate:
The “Interest Rate” shall be equal to the sum of (i) LIBOR and (ii) the Applicable Spread. The Interest Rate will be calculated by application of the sum of LIBOR and the Applicable Spread to the Advances outstanding on the basis of a 360-day year and the actual number of days in the Interest Accrual Period. The Interest Rate under the Facility Agreement shall be payable quarterly on the Payment Date.

Applicable Spread:	[3.00]% per annum; provided that at any time after an Event of Default, the Applicable Spread shall be [4.50]%.

Maturity Date:
All Advances outstanding and not previously repaid, together with all other amounts due and payable to Lender under the Transaction Documentation shall be due and payable on the five year anniversary of the Closing Date.

Payment Date:	The “Payment Date” shall mean the [ ]th calendar day of each [month/quarter], unless such day is not a Business Day, in which case, the following Business Day.

Determination Date:	The Determination Date with respect to each Payment Date will be the [X]th (xth) Business Day after month end.

Facility Drawdown:
The Facility may be drawn down during the Reinvestment Period with (1) Business Day notice; provided, however, that during the term of the Facility the Borrower will have the ability to draw down up to $25 million on a same day basis so long as the borrowing request had been received by 2pm that day.

Subject to the other terms and conditions of the Facility, the Borrower may borrow, and the Lender will lend, a principal amount up to the lesser of (i) the Maximum Facility Amount as defined above (and giving effect to the addition to the Collateral Portfolio of any Eligible Loan Assets being acquired by the Borrower using the proceeds of such borrowing) and (ii) the Borrowing Base.

Adjusted Borrowing Value:
For any date of determination, and for any Eligible Loan Asset, an amount equal to the lowest of the outstanding principal balance of such Eligible Loan Asset, the Advance Date Assigned Value of such Eligible Loan Asset, and the Assigned Value for such Eligible Loan Asset. For the avoidance of doubt, no accrued or PIK interest shall be included in the principal balance of an Eligible Loan Asset.

Notwithstanding the foregoing, the Adjusted Borrowing Value of any Eligible Loan Asset that no longer satisfies the Eligibility Criteria set forth on Exhibit A hereto shall be zero.

Advance Date Assigned Value:
With respect to any Eligible Loan Asset, the lower of the purchase price paid by the Borrower to acquire such Eligible Loan Asset (expressed exclusive of accrued interest) or the value assigned by the Lender in its sole discretion.

Assigned Value:
“Assigned Value” shall mean the value assigned by the Lender in its sole discretion as of the Closing Date and amended by Lender in its sole discretion at anytime following an Assigned Value Adjustment Event, provided, however, that the Assigned Value of any Priced Loan shall not be less than the quoted price (quoted by a nationally recognized service selected by the Lender). In the event the Borrower disagrees with the Lender’s determination of the Assigned Value of an Eligible Loan, the Borrower may (at its expense) retain a nationally recognized valuation firm to value such Eligible Loan and if such firm’s value is higher than the Lender’s, such firm’s valuation shall be the Assigned Value of such Eligible Loan Asset. The Borrower may request that the Assigned Value be re-evaluated for any Eligible Loan Asset whose Assigned Value was decreased due to the occurrence of an Assigned Value Adjustment Event once the Net Leverage Ratio or Cash Interest Coverage Ratio that gave rise to the decrease in Assigned Value has improved, provided that such Assigned Value may not increase above the purchase price paid by the Borrower to acquire such Eligible Loan Asset.

Assigned Value Adjustment Event:
“Assigned Value Adjustment Event” shall mean the occurrence of any of the following: (i) credit quality deterioration, as measured by changes in Cash Interest Coverage and Net Leverage ratios, (ii) an obligor payment default, (iii) any obligor default has occurred for which the Borrower (or the agent or required lenders pursuant to the underlying loan documents, as applicable) has elected to exercise any of its rights and remedies under the applicable loan documents in the case of default thereunder (including acceleration), (iv) the Borrower enters into a Material Modification with respect to the Eligible Loan Asset, or (v) an obligor bankruptcy. Assigned Value is zero if (ii), (iv) (solely pursuant to a Material Modification pursuant to clause (a) of the definition thereof) or (v) occur.

Regarding (i) above, once the Cash Interest Coverage Ratio (EBITDA/Interest) of a particular Eligible Loan Asset (i) declines to 85% of the ratio calculated/reported at the time the asset is contributed and (ii) is less than 150% or the Net Leverage Ratio (Debt – Unrestricted Cash / EBITDA) (i) increases by 0.50x as compared to the Net Leverage Ratio calculated at the time the asset is contributed and (ii) is greater than 3.50x, an Assigned Value Adjustment Event is triggered and the Eligible Loan Asset can be revalued.

Material Modification:
“Material Modification” shall mean any amendment or waiver of, or modification or supplement to, a loan agreement governing an Eligible Loan Asset executed or effected on or after the cut-off date for such Eligible Loan Asset which:

(a) Reduces or forgives any of all of the principal amount due under such Eligible Loan Asset (under which case, the Assigned Value shall be zero);

(b)          waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Agreement of any PIK Loan Asset), or reduces the amount of interest due when the Cash Interest Coverage Ratio is less than 150% (prior to giving effect to such reduction in interest expense);

(c)          contractually or structurally subordinates such Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the underlying collateral securing such Loan Asset;

(d)          substitutes, alters or releases the underlying collateral securing such Loan Asset and any such substitution, alteration or release, as determined in the sole reasonable discretion of the Lender, materially and adversely affects the value of such Eligible Loan Asset;

(e)          amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “net leverage ratio” or “cash interest coverage ratio” or any respective comparable definitions in the loan agreement for such Eligible Loan Asset or (ii) any term or provision of such loan agreement referenced in or utilized in the calculation of the “net leverage ratio” or “cash interest coverage ratio” or any respective comparable definitions for such Loan Asset, in either case in a manner that, in the sole discretion of the Lender, is materially adverse to the Lender.

Borrowing Base:	On any date of determination, an amount equal to the lesser of:

(i)
the aggregate sum of the products of (x) the Applicable Percentage for each Eligible Loan Asset as of such date, and (y) the Adjusted Borrowing Value of such Eligible Loan Asset as of such date, plus (b) the amount on deposit in the Principal Collection Account minus (c) the Unfunded Exposure Equity Amount plus (d) amounts on deposit in the Unfunded Exposure Account.

(ii)
(a) the Adjusted Borrowing Value of such Eligible Loan Asset as of such date, minus (b) the Minimum Equity Amount, plus (b) the amount on deposit in the Principal Collection Account minus (c) the Unfunded Exposure Equity Amount plus (d) amounts on deposit in the Unfunded Exposure Account.

(iii) (a) The Maximum Facility Amount minus (b) the Unfunded Exposure Amount plus (c) amounts on deposit in the Unfunded Exposure Account.

This Borrowing Base calculation will be used in the Borrowing Base Certificate to be delivered with each request for Advance as well as the date upon which an Assigned Value for any Eligible Loan is changed (the Borrowing Base will only be modified by the Assigned Value change of the applicable Eligible Loan).

Minimum Equity Amount:	$[60] million.

Unfunded Exposure Equity Amount:
On any date of determination, an amount equal to (i) the aggregate sum of the products of (a) the Unfunded Exposure Amount for each Eligible Loan Asset multiplied by (b) the difference of 100% minus the Applicable Percentage for each Eligible Loan Asset constituting the Unfunded Exposure Amount plus (ii) the aggregate sum of the products of (a) any Assigned Value reductions associated with the Unfunded Exposure Amount multiplied by (b) the Applicable Percentage for those Eligible Loan Assets.

Unfunded Exposure Amount:	On any date of determination, an amount equal to the aggregate amount of all unfunded commitments associated with the Eligible Loan Assets.

Unfunded Exposure Account:
On the last day of the Reinvestment Period, the Borrower shall fund an amount equal to the Unfunded Exposure Amount into the Unfunded Exposure Account. All funding requests associated with the Unfunded Exposure Amount shall be made from the Unfunded Exposure Account thereafter.

Borrowing Base Deficiency:
As of any date of determination, if the aggregate amount of Advances outstanding exceed the Borrowing Base, then a Borrowing Base Deficiency exists, and Borrower shall have three (3) Business Days to eliminate such Borrowing Base Deficiency in its entirety by effecting one or more of the following actions in order to eliminate such condition as of such date of determination: (1) deposit USD cash into the Collection Account in the amount necessary to eliminate such Borrowing Base Deficiency, (2) repay Advances in the amount necessary to eliminate such Borrowing Base Deficiency, or (3) pledge additional Eligible Loan Assets in the amount necessary to eliminate such Borrowing Base Deficiency. For the avoidance of doubt, the Borrower may cure a Borrowing Base Deficiency by any combination of (1), (2) or (3) of this provision.

Conditions Precedent to Making an Advance:	The following conditions precedent, among others, shall be satisfied before each Advance is made under the Facility:

	(i)	Timely delivery of applicable notice of borrowing under the Facility and related identification of Eligible Loan Assets to be acquired by the Borrower on the Advance Date;

	(ii)	Approval by Lender in its sole and absolute discretion of any Eligible Loan Assets so identified for inclusion within the Collateral Portfolio on such Advance Date;

	(iii)	Accuracy of representations and warranties and no breach of covenants;

	(iv)	After giving effect to Advances, aggregate outstanding Advances will not exceed the Maximum Facility Amount;

	(v)	Absence of Borrowing Base Deficiency after giving effect to current Advances;

	(vi)	Absence of an Event of Default or a potential Event of Default;

	(vii)	Absence of Collateral Manager Termination Event or potential Collateral Manager Termination Event;

(viii)
Evidence of delivery to Custodian of underlying documents in respect of Eligible Loan Assets to be acquired using proceeds of the Advance, in form and substance reasonably acceptable to the Lender, provided that the Custodian shall receive a faxed copy of the duly executed promissory note one Business Day prior to the Advance Date (and a certificate, if Loans are held in Escrow) and the Required Loan Documents shall be in the possession of the Custodian within two Business Days of any related Advance Date as to any Additional Loans; and

	(ix)	The Reinvestment Period has not expired; and

	(x)	Other drawdown conditions customary in facilities of this type.

Equity:
The Equityholder shall provide the portion of the acquisition cost of Eligible Loan Assets not available for borrowing by the Borrower under the Facility, by way of capital contribution to the Borrower.

Collateral Sales/Disposition:
The Borrower shall be permitted to sell Eligible Loan Assets from the Collateral Portfolio from time to time, to cause the sales proceeds thereof to be deposited into the Collection Account (to be disbursed in accordance with “Remittances” below), or to reinvest, prior to the end of the Reinvestment Period, the proceeds of such dispositions representing Principal Collections (in accordance with “Remittances” below) in additional Eligible Loan Assets meeting the Eligibility Criteria in accordance with the Facility Agreement, provided that after giving effect to such disposition and after giving effect to the reinvestment, no Borrowing Base Deficiency will exist. Sales by the Borrower (exclusive of any refinances or payoffs by obligors under the Eligible Loan Assets) will be limited to 25% of the Maximum Facility Amount per annum; provided that no such limit shall apply to sales of defaulted Loan Assets to entities which are not affiliated with the Borrower or the Seller. Any sales to an affiliated party or any sales that occur after an Event of Default will require the approval of the Lender.

All proceeds from the disposition of an Eligible Loan Asset will be deposited into the Collection Account and allocated and applied as Available Collections as described in “Remittances”.

Optional Prepayment:
The Borrower may prepay the Advances in whole or in part at the option of the Borrower at any time with (i) at least one Business Days’ prior notice if the prepayment is less than or equal to $25,000,000 and (ii) at least three Business Days’ prior notice for all other prepayments at par plus accrued and unpaid interest, and unreimbursed expenses and breakage costs, including, if the Facility is prepaid in full and the Facility is terminated, the Make Whole Premium. Breakage costs would be due only if you prepaid on a date other than a Payment Date.

Collateral/Security:
The Lender shall have a first priority perfected security interest in Portfolio Assets and all other assets and property of the Borrower, including the Facility Accounts, and all other related rights, benefits, income and proceeds thereof.

Available Collections
All Principal Collections and Interest Collections in respect of any Eligible Loan Assets, sale/disposition proceeds, other amounts on deposit in the Collection Account from time to time, and investment earnings on the Facility accounts.

Advance Date:	The date on which any Advance is made by Lender to Borrower in accordance with the Facility Agreement (the “Advance Date”).

Eligible Loan Assets:	In order to be eligible for sale to the Borrower for inclusion in the Portfolio Assets, a loan asset will be required to meet the eligibility criteria described on Exhibit A attached hereto.

The terms of the Facility Agreement will contain representations, among others, from the Borrower that (a) all Eligible Loan Assets that have been sold to the Borrower and are held at the Custodian as part of the Collateral Portfolio on and as of the Closing Date and each Advance Date constitute Eligible Loan Assets, (b) that the Collateral Portfolio consists of those Eligible Loan Assets to be agreed upon by Lender and Borrower prior to consummation of the purchase of the Eligible Loan Assets by Borrower, and (c) no such Eligible Loan Asset is subject to any other lien, claim or encumbrance. For the avoidance of doubt, any conveyance of a Loan Asset which is not an Eligible Loan Asset shall not constitute an Event of Default if the Seller repurchases such ineligible Loan Asset for a price equal to the Advance Date Assigned Value within 30 days after notice or knowledge that such Loan Asset is not an Eligible Loan Asset; provided, however, that any such Loan Asset will not be included in the calculation of the Borrowing Base during such 30 day period.

Collateral Management Agreement/Collateral Manager:
Pursuant to the Facility Agreement, the Borrower will delegate to the Collateral Manager, the authority to service, administer and exercise rights and remedies in respect of the Eligible Loan Assets constituting Portfolio Assets, subject to the occurrence of a Collateral Manager Termination Event and the termination of the Collateral Manager and the appointment of a successor collateral manager as provided in the Transaction Documentation. In connection therewith, the Collateral Manager will maintain and cause to be maintained the documentation evidencing the Eligible Loan Assets, as set forth under “Deliveries to Custodian” herein in the possession of the Custodian for the benefit of the Lender. In addition, the Collateral Manager will cause proceeds and collections on the Eligible Loan Assets to be paid directly into the Collection Account established and maintained with the Custodian.

The Facility Agreement will provide that the Collateral Manager will, subject to the terms and conditions thereof, perform its obligations thereunder with reasonable care (i) using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it manages for itself and its affiliates having similar investment objectives and restrictions and (ii) without limiting the foregoing, in a manner consistent with the standards, policies and procedures that the Collateral Manager reasonably believes to be customarily followed by institutional managers of national standing relating to assets of the nature and character of the Portfolio Assets.

Borrower acknowledges that Lender or its affiliate may act as Custodian and, after a Collateral Manager Termination Event, as the Collateral Manager, and Borrower waives any and all claims against Lender, Custodian and Collateral Manager relating in any way to the custodial or collateral administration functions having been performed by Lender or its affiliate, other than those relating to such party’s gross negligence or willful misconduct.

Collateral Manager Termination Events:	Any one or more of the following (any being an “Collateral Manager Termination Event”):

(a)
Collateral Manager fails to perform in any material respect its obligations under the Facility Agreement in accordance with the collateral management standards set forth in the Facility Agreement and the same continues unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure shall have been delivered to the Collateral Manager by the Lender or the Borrower, and (ii) the date on which a responsible officer of the Collateral Manager acquires knowledge thereof;

	(b)	Voluntary/involuntary bankruptcy or other insolvency proceeding applicable to the Collateral Manager;

(c)
Change of control of the Collateral Manager (“control” being defined as the possession, direct or indirect, of the power to direct or cause the direction of the management, actions and policies of a person, whether through voting rights, ownership rights, or by contract or otherwise);

(d)
Any representation, warranty or certification made by the Collateral Manager in any Transaction Documentation or in any certificate delivered pursuant to the Transaction Documentation shall prove to have been incorrect when made, which inaccuracy has a material adverse effect on the Lender and which continues unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such inaccuracy shall have been delivered to the Collateral Manager by the Lender or the Borrower, and (ii) the date on which a responsible officer of the Collateral Manager acquires knowledge thereof;

	(e)	An Event of Default under the Facility occurs;

	(f)	The occurrence or existence of any change with respect to the Collateral Manager which has a material adverse affect;

	(g)	The Collateral Manager or an Affiliate thereof fails to be the Equityholder;

(h)
More than 2 of the following persons — Lawrence Golub, David Golub, Greg Cashman or Andrew Steuerman — shall fail to provide active and material participation in the Collateral Manager’s daily activities including, but not limited to, general management, underwriting and credit approval process, and credit monitoring activities and such persons are not replaced with other individuals reasonably acceptable to the Agent within 60 days; or

	(i)	At the end of any fiscal quarter, [Golub Capital BDC, Inc.] fails to maintain the Asset Coverage Ratio at greater than or equal to 2:1;

(j)
Shareholders’ Equity of [Golub Capital BDC, Inc.], shall be less than the greater of $[          ] plus [     ]%[1] of the net proceeds of the sale of equity interests by [Golub TBD Entity] and its Subsidiaries after the Closing Date; or

	(k)	Others as customary for a transaction of this type.

Upon the occurrence of a Collateral Manager Termination Event, the Lender may terminate the Collateral Manager as the Collateral Manager under the Facility Agreement and appoint a successor Collateral Manager (it be understood that the Lender may be such successor Collateral Manager). The appointment of any successor Collateral Manager shall be in the sole discretion of the Lender.

Collection Account:
Custodian shall establish a Principal Collection Account and an Interest Collection Account (together the “Collection Accounts”) for the benefit of the Lender. The Collateral Manager will instruct all obligors under the Eligible Loan Assets to deposit all payments in respect of the Eligible Loan Assets through either collections (to the extent applicable), prepayments, liquidations, sales or securitizations of any Portfolio Assets into the Collection Accounts. To the extent that the Collateral Manager or Seller receives any collections owed to the Borrower, they shall remit such amounts directly to the Collection Accounts within two (2) Business Day of receipt thereof. The Collection Accounts shall be subject to a blocked account control agreement, reasonably acceptable to Lender. Amounts deposited in the Collection Account would be distributed in accordance with the Remittances section.

Any agent or administrative agent for any Eligible Loan Asset transferred to the Borrower shall be directed to make all payments, and, if applicable, to direct the obligor under such Eligible Loan Asset to make all payments under such Eligible Loan Asset directly to the Collection Account.

Fees and Expenses:	Structuring Fee: 1.50% multiplied by the Maximum Facility Amount payable on the Closing Date. The Structuring Fee is non-refundable.

Non-usage Fee: (calculated on an Actual/360 basis) shall accrue daily commencing after the Closing Date at a rate per annum equal to 0.50% for [6] months and, thereafter, equal to (i) 0.50% of the on the first [$70,000,000] of unused portion of the Facility and 2.00% on the unused portion in excess of [$70,000,000].

Expense and Legal Fees: Borrower is responsible for all (i) reasonable, documented out of pocket expenses and (ii) reasonable attorneys’ fees, costs and expenses incurred by the Lender in connection with the Transactions.

Ongoing Transaction Expenses: For the avoidance of doubt, costs and expenses and reasonable attorneys’ fees, costs and expenses may be incurred from time to time by the Lender after the Closing Date, and on the Payment Date following receipt of a request for payment, Borrower shall pay all such expenses incurred by the Lender (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with

1 Actual levels to be determined by the actual capital raise. There will be a floor of [75-85]% on the initial equity raise, with a step up of [50-75]% by the amount of subsequent equity raises.

(i) any amendments, waivers, etc that arise out of the ordinary course of business and (ii) the occurrence or potential occurrence of any Default or Event of Default and the enforcement or potential enforcement or protection of Lender’s rights in connection with the Facility or the Transaction Documentation, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Facility.

Make Whole Premium:	If the Facility Agreement is terminated voluntarily prior to the [90th] day before the second anniversary of the Closing Date, an amount equal to the following:
	•	3.0% of the Maximum Facility Amount if terminated in year 1; and
	•	2.0% of the Maximum Facility Amount if terminated in year 2.

Remittances:	Prior to the occurrence of an Event of Default, funds on deposit in the Collection Account as of each Determination Date shall be distributed in the following order of priority on each Payment Date:

Funds from the Interest Collection Account:
	1.	To pay any accrued and unpaid fees of the Custodian;
	2.	To pay any accrued and unpaid fees of the Collateral Manager;
	3.	To pay amounts due to any hedge counterparty (other than hedge breakage costs);
	4.	To pay any accrued and unpaid Interest;
	5.	To pay to the Lender any accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts due from Borrower under the Facility;
	6.	To pay the outstanding Advances to the extent required to satisfy any outstanding Borrowing Base Deficiency;
	7.	To pay the outstanding Advances, including any applicable Make Whole Premium, to the extent of the proceeds from a full refinancing of the Facility;
	8.	To pay hedge breakage costs due any hedge counterparty;
	9.	To pay any other amounts then required to be paid under the Transaction; and
	10.	So long as no Default has occurred and is continuing, the remainder, if any, to the Borrower.

Funds from the Principal Collection Account:
	1.	To pay amounts due under (1)-(5) of the Interest Collection Waterfall to the extent not paid in the Interest Collection Waterfall;
2.
(i) Prior to the end of the Reinvestment Period, at the discretion of the Collateral Manager, to fund the Unfunded Exposure Account in an amount up to the Unfunded Exposure Amount; or (ii) After the Reinvestment Period, to fund the Unfunded Exposure Account in an amount necessary to cause the amounts in the Unfunded Exposure Account to equal the Unfunded Exposure Amount;

3.
(i) Prior to the end of the Reinvestment Period, to pay the Advances outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency; or
(ii) After the Reinvestment Period, to pay the outstanding Advances, including any applicable Make Whole Premium, until paid in full;

	4.	To pay hedge breakage costs due any hedge counterparty (to the extent not paid in the Interest Collection Waterfall);
	5.	To pay any other amounts then required to be paid under the Transaction; and
	6.	So long as no Default has occurred and is continuing, the remainder, if any, to the Borrower.

After the occurrence of an Event of Default, funds on deposit in the Collection Account shall be distributed in the following order of priority on each Business Day:

	1.	To pay any accrued and unpaid fees of the Custodian;
	2.	To pay any accrued and unpaid fees of the Collateral Manager;
	3.	To pay amounts due to any hedge counterparty (other than hedge breakage costs);
	4.	To pay any accrued and unpaid Interest;
	5.	To pay to the Lender any accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts due from Borrower under the Facility;
	6.	To fund the Unfunded Exposure Account in an amount necessary to cause the amounts in the Unfunded Exposure Account to equal the Unfunded Exposure Amount;
	7.	To pay the Advances, including any applicable Make Whole Premium, until paid in full;
	8.	To pay hedge breakage costs due to any hedge counterparty;
	9.	To pay any other amounts due under the Transactions; and
	10.	The remainder, if any, to the Borrower.

Events of Default:	Events typical of transactions of this type (including as may be set forth in the Facility Agreement), and also including but not limited to the following (any being an “Event of Default”):

	(a)	The Borrower, the Collateral Manager or the Seller fail to make payments in excess of $500,000 when due under the Facility Agreement and is not cured within the applicable cure period.

(b)
Assignment or attempted assignment by the Borrower of its rights under any Transaction Documentation without first obtaining the specific written consent of the Lender, which consent may be withheld by Lender in the exercise of its sole and absolute discretion.

(c)
Any representation or warranty made by the Borrower or the Seller proves to have been incorrect in any material respect and continues unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such inaccuracy shall have been delivered to the Borrower or Seller, and (ii) the date on which a responsible officer of the borrower or the Seller acquires knowledge thereof.

(d)
The Borrower or the Seller fails to observe or perform to a material extent any covenants or agreements (other than those specifically addressed by a separate Event of Default) and such failure continues unremedied for a period of 30 days after written notice to the Borrower of such failure or Borrower has knowledge thereof.

(e)
The Borrower, the Collateral Manager or the Seller fails to observe or perform any agreement or obligation with respect to the management and distribution of funds received with respect to the Portfolio Assets, and such failure is not cured within three (3) Business Days.

	(f)	The Lender ceases to have a valid first priority security interest in all of the Portfolio Assets.

(g)
(1) The rendering of one or more judgments or decrees or orders against the Borrower involving in the aggregate a liability of $500,000 or more and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Borrower shall have made payments of amounts in excess of $500,000 in settlement of any litigation claim or dispute (excluding payments made from insurance proceeds).

(h)
Either (i) any material provision of any Transaction Document or any security interest created thereunder shall terminate in whole or in part or cease to be effective or legally valid, binding and enforceable, or (ii) the Borrower contests such effectiveness.

	(i)	The Borrower becomes or becomes subject to regulations as an “investment company” within the meaning of Section 8 of the Investment Company Act of 1940, as amended.

	(j)	A Borrowing Base Deficiency exists and is not cured within three (3) Business Days.

	(k)	Failure by the Borrower to pay all accrued and unpaid Interest and Non-usage fee within two Business Days of any Payment Date;.

	(l)	The Borrower fails to be 100% owned by the Equityholder.

	(m)	The occurrence of a Collateral Manager Termination Event.

(n)
(i) Failure of the Borrower to maintain at least one independent director, (ii) the Borrower or Equityholder shall cause the independent director to be removed without “cause” or without giving prior written notice to the Lender, each as required in the organizational document of the Borrower or (iii) Borrower or the Equityholder shall appoint an independent director which is not from the list of pre-approved national services without the consent of the Lender.

	(o)	Others as customary for a transaction of this type.

Upon the occurrence of an Event of Default (after giving effect to any applicable notice and cure periods), (i) the Lender may (a) accelerate the payment of outstanding Advances and all other amounts due and payable under the Facility Agreement and (b) exercise any other typical default remedies, including but not limited to exercising its rights against the Collateral Portfolio, provided however that unless such Event of Default is the result of [TBD clauses] above, the Lender may not exercise its rights against the Collateral Portfolio for 30 days after the occurrence of an Event of Default, (ii) the Borrower shall have a right of first refusal to repurchase the Collateral Portfolio in whole, but not in part, for an amount equal to the highest third-party bid, and (iii) all proceeds and distributions in respect of the Portfolio Assets will be distributed as described in “Remittances” above, and the availability under the Facility Agreement will be terminated.

Representations and Warranties; Covenants:	(a)
Standard representations and warranties for Transactions of this type, including, but not limited to, due authorization, execution and delivery of all Transaction documents; due organization, valid existence and good standing of the Borrower; the Borrower’s being duly licensed in all appropriate jurisdictions, no conflict of laws, non-contravention of transaction documents with other agreements of the Borrower; no pending or threatened litigation affecting the Transactions; good title to Portfolio Assets and the Eligible Loan Assets constituting Portfolio Assets; that none of Borrower, the Seller or Collateral Manager is a broker-dealer or subject to SIPA; the Seller will not elect to treat the Borrower as a corporation for U.S. tax purposes; no U.S. withholding taxes will apply to payments received by Borrower on the Portfolio Assets or on the disposition of the Portfolio Assets or with respect to any allocations or distributions made by the Borrower to the Equityholder; and other representations and warranties customary for transactions of this nature.

(b)
Borrower shall give, or shall cause Collateral Manager to give notice to Lender within two (2) Business Days of its knowledge of the occurrence of any default by an obligor under any Eligible Loan Asset.

	(c)	Affirmative and negative covenants as customary for a Transaction of this nature.

Reporting Requirements:
Collateral Manager and Borrower will provide reports reasonably required by Lender including, but not limited to (1) Borrower/Collateral Manager prepared quarterly financial statements within 60 days of the ending of each of the first three fiscal quarters of each fiscal year, (2) annual audited financial statements of Borrower/Collateral Manager on a consolidated basis within 90 days of fiscal year end, (3) a certificate with respect to compliance with covenants delivered with each request for Advance under the Facility, (4) asset and portfolio level monitoring reports prepared by the Servicer within [ ] days of each quarter end which would include (at a minimum) covenant and financial covenant testing as required under the Transaction Documentation and the Transactions, (5) quarterly financial reporting packages for each Eligible Loan Asset within 10 Business Days of receipt by the Collateral Manager, (6) month end Borrowing Base Certificate, and (7) upon request by the Lender to the Collateral Manager and Borrower, a copy of any material amendment, restatement, supplement, waiver or other modification to the underlying instruments of any Eligible Loan Asset (along with any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification. The Borrower will deliver to Lender on a monthly basis and with each request for an Advance, a Borrowing Base Certificate in form and substance reasonably satisfactory to Lender. With respect to the Portfolio Assets, the Lender shall be entitled to receive from the Borrower and the Collateral Manager all financial reporting and other documents and information required to be delivered by the obligors under the loan documentation with respect to Eligible Loan Assets.

Legal Opinions:	Customary opinions for a transaction of this type.

Conditions Precedent to Closing:	To include, but not be limited to:

(i)
The negotiation, execution and delivery of definitive documentation reasonably satisfactory to Lender reflecting, among other things, the terms and conditions of this Summary and delivery of all required legal opinions;

	(ii)	Any and all information submitted to Lender by Borrower or Seller or any of their affiliates being true, accurate, complete in all material respects and not misleading in any material respect;

	(iii)	Lender’s satisfactory review of Borrower’s (and the Collateral Manager’s and Custodian’s, as applicable) underwriting, servicing, collection, operating, and reporting procedures and systems;

(iv)
The results of Lender’s business, financial, legal, tax and accounting due diligence relating to the Transaction, the Seller, the Borrower, the Collateral Manager, the Eligible Loan Assets and the Transaction contemplated hereunder are satisfactory to Lender;

(v)
In the reasonable judgment of Lender, there not having been any change in applicable law which adversely affects Lender’s entering into the Transaction or any material adverse change or material disruption after the date of this Summary in the financial, banking or commercial loan or capital markets generally;

(vi)
Satisfactory completion by Lender, in its sole discretion, of Borrower’s, Seller’s, Collateral Manager’s and, where applicable, affiliates and key personnel’s compliance with Patriot Act and Know Your Customer requirements;

	(vii)	Satisfactory completion of Lender’s due diligence on any initial proposed Eligible Loan Assets;

	(viii)	Approval of Lender’s internal credit committee and other necessary approvals;

	(ix)	Payment of all upfront expenses and fees at or prior to closing;

	(x)	No material adverse change in the financial condition of Borrower, the Seller or Collateral Manager, or any material portion of the initial proposed Eligible Loan Assets;

	(xi)	[Golub TBD Entity] has at least $[ ] million of equity capital; and

	(xii)	Other conditions as may be required by Lender and mutually agreed with Borrower following the completion of due diligence or as are customary in transactions of this type.

Governing Law:	New York.

Yield Protection, Etc.
The Facility will contain yield protection provisions customary for facilities of this nature, protecting the Lender in the event of unavailability of LIBOR, LIBOR breakage, tax gross-up or indemnities, change in reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than customary non-indemnified taxes).

Part IV: Other

Confidentiality:
The terms and conditions contained herein are confidential, and may not be disclosed by the Seller or the Borrower in whole or in part to any other person or entity without the prior written consent of the Lender, except as may be requested or required by law, rule, regulation, regulatory authority or self-regulatory authority or pursuant to other legal process or to officers, directors, employees, agents and advisors of the Sellers or the Borrower and any of their affiliates, or to legal counsel to the Sellers or the Borrower and any of their affiliates

Not a Commitment:
This term sheet is a summary of indicative terms and conditions purely for discussion purposes and does not constitute a commitment on the part of Lender or any of its affiliates. Final Transaction Documentation may contain additional terms to those described in this Term Sheet, which may be material. All terms described herein are subject to due diligence satisfactory to Lender, receipt of all appropriate credit and other required internal and external approvals, satisfaction of conditions precedent to closing, and final documentation satisfactory in form and substance to Lender and its legal counsel.

U.S. Tax Considerations:
Equityholder will cause the Borrower to elect under Treasury Regulation section 301.7701-3(c) to be treated as a disregarded entity for U.S. federal income tax purposes. The Borrower and the Lender and the Seller each agree to treat the Transactions as a secured financing for U.S. federal income tax purposes and agree to file any and all tax forms in a manner consistent therewith.

Exhibit A to SPV Secured Revolving Credit Facility

Eligibility Criteria for Loan Assets

No proposed Eligible Loan Asset may be acquired by the Borrower other than a loan asset which complies with each of the criteria set forth below:

(i)
The obligation is a first lien, senior secured, commercial loan evidenced by a note or a credit document and an assignment document in the form specified in the applicable credit agreement or, if no such specification, on the LSTA assignment form.

(ii)	The related obligor is organized under the law of the United States or any state thereof.

(iii)	The obligation is denominated in USD.

(iv)	The obligation is not Margin Stock.

(v)	The acquisition of such obligation would not cause the Borrower or the Collateral Portfolio to be required to register as an investment company under the Investment Company Act.

(vi)	The obligation is not a financing by a debtor-in-possession in any insolvency proceeding.

(vii)	The obligation is not principally secured by real estate.

(viii)
The obligation constitutes a legal, valid, binding and enforceable obligation of the related obligor and each guarantor thereof, enforceable against such person in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations.

(ix)	The obligation is in the form of, and is treated as, indebtedness for U.S. federal income tax purposes.

(x)	Such obligation is not in payment default.

(xi)	The acquisition of the obligation has been approved by Lender.

(xii)
The Seller or Collateral Manager is not an affiliate of any obligor on such obligation (without giving effect to any affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common financial sponsor).

(xiii)
The acquisition of such Eligible Loan Asset would not, in Lender’s commercially reasonable judgment, (i) violate applicable laws or regulations or (ii) cause Lender to fail to comply with any request or directive (whether or not having the force of law) from any banking or other governmental authority having jurisdiction over Lender.

(xiv)
The obligation is freely assignable, and the rights to service, administer and enforce rights and remedies in respect of the same under the applicable loan documentation inure to the benefit of the holder of such loan or its designee (subject to the rights of any applicable agent).

(xv)	No such Eligible Loan Asset is the subject of, or the subject of any assertions in respect of, anyright of rescission, setoff, counterclaim or defense on the part of the obligor.

(xvi)
With respect to each such Eligible Loan Asset purchased by the Borrower from the Seller, by the Advance Date on which such Eligible Loan Asset is pledged under the Facility Agreement and on each day thereafter, the Seller will have caused its master computer records relating to such Eligible Loan Asset to be clearly and unambiguously marked to show that such Eligible Loan Asset has been sold to the Borrower.

(xvii)	With respect to each such Eligible Loan Asset the Eligible Loan Asset File is in the possession of the Custodian.

(xviii)	No such Eligible Loan Asset has been sold, transferred, assigned or pledged by the Borrower to any person other than the Lender.

(xix)	Such Eligible Loan Asset is not subject to and will not result in any tax, fee or governmental charge payable by the Borrower or any other person to any federal, state or local government.

(xx)
The obligor with respect to such Eligible Loan Asset (and any guarantor of such obligor’s obligations thereunder), had full legal capacity to execute and deliver the Loan Agreement which creates such Eligible Loan Asset and any other documents related thereto.

(xxi)	The obligor of each such Eligible Loan Asset is not a Government Entity.

(xxii)
For any Eligible Loan Asset purchased by the Borrower from the Seller, the Eligible Loan Asset was originated by the Seller in the Seller’s ordinary course of business and, to the extent required by law, the Seller had all necessary licenses and permits to originate such Eligible Loan Asset in the State where the obligor was located.

(xxiii)
To the extent required by law, the Borrower has all necessary licenses and permits to purchase and own such Eligible Loan Assets and enter into loan agreements pursuant to which such Eligible Loan Asset was created, in the State where the obligor is located.

(xxiv)
There are no proceedings pending or, to the best of the Borrower’s knowledge, threatened (i) asserting insolvency of the obligor of such Eligible Loan Asset, or (ii) wherein the obligor of such Eligible Loan Asset, any other obligated party or any governmental agency has alleged that such Eligible Loan Asset or the loan agreement which creates such Eligible Loan Asset is illegal or unenforceable.

(xxv)
Each such Eligible Loan Asset requires the related obligor to pay all maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the related underlying collateral.

(xxvi)
To the knowledge of the Borrower, the underlying collateral related to each such Eligible Loan Asset has not been used by the related obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the Seller, the Borrower or the Lender under any federal, state, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or orders related to or addressing the environment, health or safety.

(xxvii)	Such Eligible Loan Asset has an original term to maturity of not greater than eight (8) years.

(xxviii)	Such Eligible Loan Asset does not contain confidentiality restrictions that would prohibit the Lender for accessing all necessary information with regards to such Eligible Loan Asset.

(xxix)	Such Eligible Loan Asset shall not cause the par value of all Eligible Loan Assets to the same obligor to exceed $[15,000,000].

(xxix)	Such other Eligibility Criteria as Lender and the Borrower may mutually agree.